Exhibit 5

Warner Norcross & Judd LLP
Attorneys at Law
900 Fifth Third Center
111 Lyon Street, N.W.
Grand Rapids, Michigan 49503-2487

Telephone (616) 752-2000
Fax (616) 752-2500

March 31, 2010

Macatawa Bank Corporation
10753 Macatawa Drive
Holland, Michigan 49424

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

                    This letter is furnished to you in connection with the above-captioned registration statement on Form S-3 (the "Registration Statement") filed by Macatawa Bank Corporation (the "Company") pursuant to the Securities Act of 1933, as amended (the "Act") to register 1,500,000 shares of the Company's Common Stock, without par value (the "Common Stock"), for resale from time to time on a delayed or continuous basis pursuant to Rule 415 under the Act by the holders of certain warrants, as described in the Registration Statement.

                    As counsel for the Company, we are familiar with its Articles of Incorporation and Bylaws and have reviewed certain resolutions adopted by the Company to authorize the issuance of the Common Stock to be resold pursuant to the Registration Statement. We have also reviewed and assisted in preparing the Registration Statement. In our review, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

                    We have also assumed that the certificates evidencing the warrants have been duly executed by the Company and countersigned and registered by the warrant agent, and have been delivered to the holder of the warrant in the manner contemplated in the Warrant Agreement (as that term is defined in the Registration Statement) and described in the Registration Statement.

                    On the basis of the foregoing, we are of the opinion that, when the Registration Statement has become effective under the Act, any and all shares of Common Stock that are the subject of the Registration Statement, when issued and delivered by the Company against payment in full of applicable consideration in accordance with the terms of the Warrant Agreement, will be validly issued, fully paid, and nonassessable.

                    These opinions are limited to the matters specifically referred to in the letter and are effective as of the date of this opinion. No expansion of our opinions may be made by implication or otherwise. This opinion is for use in connection with the Registration Statement and may not be relied on in connection with other matters.

                    We hereby consent to the use of this opinion as an exhibit to the Registration Statement on Form S-3 covering the Common Stock to be issued pursuant to the Plan.

Very truly yours,

WARNER NORCROSS & JUDD LLP

By	/s/ Bruce C. Young
Bruce C. Young A Partner